Exhibit 10.2
AGREEMENT AND PLAN OF MERGER
by and among
TRANSCAT, INC.,
TRANSCAT ACQUISITION CORP.,
WESTCON, INC.
and
DAVID GOODHEAD
Dated as of August 14, 2008

     Upon request, Transcat, Inc. will furnish supplementally a copy of any schedule or exhibit to this Agreement and Plan of Merger to the Securities and Exchange Commission.
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) has been made as of August 14, 2008, by and among TRANSCAT, INC., an Ohio corporation (“Transcat”), TRANSCAT ACQUISITION CORP., an Oregon corporation and a direct wholly-owned Subsidiary of Transcat (“Merger Sub”), WESTCON, INC., an Oregon corporation (“Westcon”) and David Goodhead (the “Selling Shareholder”). Transcat, Merger Sub, Westcon and Selling Shareholder are collectively referred to herein as the “Parties”, and each is a “Party”.
     WHEREAS, the Board of Directors of Transcat, the respective boards of directors of Merger Sub and Westcon, and Transcat acting as the sole stockholder of Merger Sub, have approved the merger, pursuant and subject to the terms and conditions of this Agreement, of Westcon with and into Merger Sub (the “Merger”), whereby all of the issued and outstanding shares of the Westcon Common Stock (as defined below), will be converted into the right to receive, a combination of (i) a specified number of shares of the Common Stock, par value $.50 per share, of Transcat (the “Transcat Common Stock”), and (ii) a specified amount of cash;
     WHEREAS, the Boards of Directors of Transcat, Merger Sub and Westcon have each determined that it is the best interests of their respective corporations and stockholders that Transcat, Merger Sub and Westcon enter into a business combination transaction pursuant to the terms and conditions of this Agreement (and the ancillary agreements delivered in connection herewith); and
     WHEREAS, the Selling Shareholder is the sole shareholder of Westcon and will benefit from the transactions contemplated herein;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the Parties agree to effect the Merger on the terms and subject to the conditions herein provided and further agree as follows:
ARTICLE 1.
DEFINITIONS
     1.1 Definitions.
     In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:
     “Actual Wind Energy Calibration Revenue” means the actual calibration revenue generated from wind energy calibration customers for the 12 month period following the Closing, measured consistently with Fiscal 2008.

     “Actual Wind Energy Equipment Gross Profit” means the actual equipment gross profit generated from wind energy customers for the 12 month period following the Closing, measured consistently with Fiscal 2008.
     “Affiliate” means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.
     “Business” means the business conducted by Westcon as of the date hereof, that being principally the distribution, repair and calibration of test and measurement equipment.
     “Capital Expenditure” means any expenditures by Westcon for the acquisition, lease, repair or improvement of fixed or capital assets, including any and all improvements or repairs to equipment.
     “Certifying Officers” means: (a) in the case of Westcon, its President; and (b) in the case of Transcat, any one of its duly elected executive officers.
     “Claim” means any contest, claim, demand, assessment, action, suit, cause of action, complaint, litigation, proceeding, hearing, arbitration, investigation or notice involving any Person.
     “Closing” means the consummation of the Merger.
     “Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.
     “Competition Laws” means and includes the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, national competition Laws, European Union competition Laws and all other U.S. or non-U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Constituent Corporations” means Westcon and Merger Sub, as the constituent corporations of the Merger.
     “Contracts” means and includes all contracts, subcontracts, agreements, leases, licenses, sublicenses, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, franchises, purchase orders, arrangements, commitments, undertakings and understandings of any kind, whether written or oral.
     “Encumbrances” means and includes all liens, charges, encumbrances, mortgages, pledges, security interests, options and any other restrictions or third party rights, including without limitation guarantees.
     “Environmental Laws” means, collectively, all U.S. and non-U.S. federal, national, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.
     “Estimated Net Working Capital” means the Net Working Capital, as set forth on the Estimated Working Capital Schedule.
     “Estimated Working Capital Schedule” means the draft schedule of the Net Working Capital as of the Closing Date, prepared and delivered by Westcon, Selling Shareholder and Transcat at the Closing.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.
     “Final Working Capital Schedule” means the schedule of the Net Working Capital as of the Closing Date, which shall be in the same format as the Estimated Working Capital Schedule and include a calculation of the Net Working Capital, as finally determined by Transcat pursuant to Section 3.2(b), and the Working Capital Deficit or Working Capital Surplus, if any.
     “Fiscal 2008” means Westcon’s fiscal tear beginning on July 1, 2007 and ending on June 30, 2008.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “Governmental Entity” means any U.S. or non-U.S. federal, national, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, tribunal, department, administration, council, agency, arbitrator, authority or other instrumentality.
     “Hazardous Substances” means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

     “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in any Leased Real Property (as defined below).
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “IRS” means the U.S. Internal Revenue Service.
     “Laws” means, collectively, all U.S. and non-U.S. laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Westcon holds any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Westcon thereunder.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Loss” or “Losses” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

     “Market Price” means the average of the closing sales price per share of the Transcat Common Stock as reported on the Nasdaq’s Web Site.
     “Material Adverse Effect” or “Material Adverse Change” means, with respect to any entity any occurrence, incident, action, failure to act, event, change or effect that is or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, results of operations, or prospects of such entity and its subsidiaries in excess of $35,000, taken as a whole, or to the enforcement of this Agreement and any agreement contemplated herein, except changes solely to the extent resulting from (a) the announcement or other disclosure of this Agreement, or (b) changes in general business conditions, hostilities involving the United States or in general financial market conditions.
     “Merger Consideration” means collectively the Stock Merger Consideration and the Cash Merger Consideration.
     “Nasdaq” means the Nasdaq Capital Market.
     “Net Working Capital” means the current tangible assets less the current liabilities of Westcon as of the close of business on the Closing Date less debt paid as of the Closing Date, mutually agreed to by the parties and in accordance with GAAP consistently applied and the other terms and conditions set forth herein.
     “OPCL” means the Oregon Private Corporations Law.
     “Ordinary Course of Business” means, when used with respect to any Person, the ordinary course of business of such Person, consistent with past custom and practice of such Person (including with respect to quantity and frequency).
     “Pay-Off Letter” has the meaning ascribed to such term in Section 8.2.
     “Permitted Encumbrance” has the meaning set forth in Section 4.8.
     “Person” means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.
     “Projected Wind Energy Calibration Revenue” means $305,000 in calibration service revenue for the wind energy calibration customers for the 12 month period following the Closing, measured consistently with Fiscal 2008.
     “Projected Wind Energy Equipment Gross Profit” means $869,000 in equipment gross profit for the wind energy customers for the 12 month period following the Closing, measured consistently with Fiscal 2008.
     “Release” has the same meaning as given it by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

     “Representatives” means, when used with respect to any Person, such Person’s attorneys, accountants and other advisors.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.
     “Shareholder Approval” means adoption of this Agreement by the Selling Shareholder.
     “Stock Rights” means, collectively, options, warrants, calls, rights, Claims (asserted or threatened), commitments or Contracts to which Westcon is a party or by which any of them is bound obligating Westcon to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Westcon, or obligating Westcon to grant, extend or enter into any such option, warrant, call, right or Contract. As used herein, “Stock Rights” includes stock appreciation rights and similar rights payable in cash but having reference to shares of capital stock of Westcon.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the board of directors or other governing body thereof.
     “Surviving Corporation” means Merger Sub, as the surviving corporation of the Merger.
     “Target Working Capital” means an amount equal to zero.
     “Taxes” means, collectively, U.S. and non-U.S. federal, national, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties and interest thereon and estimated taxes.
     “Trading Day” means any day on which Nasdaq is open for trading.
     “U.S.” means the United States of America.
     “Violation” means that the referenced fact or event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance (other than a Permitted Encumbrance) on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any damages, penalty or remedial action under, the referenced Law.
     “Westcon Debt” means all indebtedness of Westcon on which interest accrues (including both the current and long-term portions of any long-term indebtedness), as identified on Schedule 1.1 of the Westcon Disclosure Schedules.

     “Westcon Disclosure Schedules” means the disclosure schedules, in the form approved by Transcat and delivered by Westcon to Transcat concurrently with the execution and delivery of this Agreement, including subsequent amendments thereto contemplated and approved pursuant to Section 11.3 of this Agreement.
     “Working Capital Deficit” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is less than the Estimated Net Working Capital.
     “Working Capital Surplus” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is more than the Estimated Net Working Capital.
     1.2 Interpretation.
     In this Agreement, unless the express context otherwise requires:
          (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (b) references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Exhibit” are to the respective Exhibits annexed hereto;
          (c) references to a “party” means a party to this Agreement and include references to such party’s successors and permitted assigns;
          (d) references to a “third party” means a Person that is neither a party to this Agreement nor an Affiliate thereof;
          (e) the terms “dollars” and “$” means U.S. dollars;
          (f) the terms “knowledge” means those facts or things of which a party has actual information or those matters to which a reasonably diligent person would have a basis to discover with reasonable inquiry;
          (g) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (h) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and
          (i) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

ARTICLE 2.

THE MERGER
     2.1 Effective Time of the Merger.
     Subject to the provisions of this Agreement, the Merger will be consummated by the filing by the Secretary of State of the State of Oregon of a certificate of merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the OPCL (the time of such filing or such later time and date as is specified in such filing being the “Effective Time”). Transcat will deliver the Stock Merger Consideration to the Selling Shareholder in accordance with Section 3 below.
     2.2 Closing.
     The Closing will take place at 10:00 a.m., local time, on the earliest Trading Day practicable after all of the conditions set forth in Article 9 are satisfied or waived by the appropriate Party (the “Closing Date”), at the offices of Harter Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604, unless another time, date or place is agreed to in writing by the parties.
     2.3 General Effects of the Merger.
     By virtue of the Merger and without the necessity of any action by or on behalf of the Constituent Corporations, or either of them:
          (a) at the Effective Time, (i) the separate existence of Merger Sub and Westcon will cease and Westcon will be merged with and into Merger Sub, (ii) the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended, and (iii) the directors and officers of Merger Sub in office immediately prior to the Effective Time will become the only directors and officers, respectively, of the Surviving Corporation; and
          (b) at and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions and duties, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as all other things in action or belonging to each of the Constituent Corporations will be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, will not revert or be in any way impaired; but (except as otherwise provided herein) all rights of creditors and all Encumbrances upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations will thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

ARTICLE 3.
EFFECT OF MERGER ON CAPITAL STOCK
     3.1 Effect of Merger on Company Common Stock; Merger Consideration.
          (a) At the Effective Time (subject to provisions below), all 525 shares of common stock, no par value per share, of Westcon (the “Exchanged Shares”) being the only shares of capital stock of Westcon issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically without any action on the part of the Selling Shareholder, as the sole shareholder thereof, be converted, upon surrender of the certificates representing each such shares, into the right to receive 150,000 shares of Transcat Common Stock, which will be valued as the average closing price per share of the common stock over the thirty (30) trading days for the common stock ending on the second to last trading day prior to the Closing (the “Stock Merger Consideration”).
          (b) At the Effective Time, all shares of Westcon Common Stock and certificate which previously represented any such share of Westcon Common Stock (each, a “Westcon Certificate” and, collectively, the “Westcon Certificates”) shall automatically be cancelled and shall cease to exist, and the Selling Shareholder shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration which Selling Shareholder is entitled to receive pursuant to this Section 3.1, to be issued or paid in consideration therefore upon surrender of such certificate(s) in accordance with the procedures set forth below.
          (c) At the Effective Time, all shares of Westcon Common Stock held by Westcon as treasury stock, if any, immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and Westcon shall cease to have any rights with respect thereto.
          (d) The Stock Merger Consideration shall be allocated to and distributed wholly to the Selling Shareholder as the sole shareholder of the Company. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the securities issuable to the Selling Shareholder under this Agreement, including, without limitation, the Stock Merger Consideration, shall be unregistered shares of Transcat Common Stock issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”) and bearing a restrictive legend in form set forth on Exhibit A (the “Transcat Stock Restrictions”).
          (e) Subject to the post-Closing adjustments described below, the Selling Shareholder shall receive cash consideration in an amount equal to $6,106,000 (the “Cash Merger Consideration”) which shall be distributed and paid in accordance with Section 3.2(a)(i), (ii) and (iii) below.
     3.2 Payment of Cash Merger Consideration; Adjustments
          (a) The Cash Merger Consideration shall be paid and distributed by Transcat in accordance with subsections (i), (ii) and (iii) below as follows:

(i)	On the Closing Date, Transcat will pay to the holder of the Westcon Debt an amount equal to the Westcon Debt contemplated to be paid in cash in accordance with the instructions set forth in the Pay-Off Letter;

(ii)	On the Closing Date, Transcat shall pay to the Selling Shareholder a cash payment in an amount equal to $4,216,096.55, less the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital (the “Initial Cash Payment”); and

(iii)	Subject to adjustment, offset or acceleration as provided herein, Transcat will pay Selling Shareholder cash payments on October 1, 2009 unless Selling Shareholder has exercised the Holdback Audit Right as set forth in Section 3.2(d) below of (i) $1,195,000 (“Wind Energy Equipment Gross Profit Holdback Payment”) and $229,000 (“Wind Energy Calibration Service Holdback Payment” and collectively with the Wind Energy Equipment Gross Profit Holdback Payment the “Holdback Cash Payments”).
          (b) By way of illustration only, Section 3.2(b) of the Westcon Disclosure Schedules sets forth a hypothetical example of the payment of the Merger Consideration, including the issuance of the Stock Merger Consideration and the adjustment to and distribution of the Cash Merger Consideration.
          (c) Transcat shall prepare and within seventy-five (75) days following the Closing deliver to Selling Shareholder the Final Working Capital Schedule. The Final Working Capital Schedule, as determined by Transcat, shall be conclusive, final and binding on the Parties for purposes of determining the Net Working Capital, Working Capital Surplus and Working Capital Deficit but shall not affect any of Transcat’s or Merger Sub’s rights under this Agreement, including without limitation under Article 10. To the extent there is a Working Capital Surplus, Transcat will pay Selling Shareholder an amount equal to such Working Capital Surplus within fifteen (15) days of delivery of the Final Working Capital Schedule.
          (d) To the extent there is a Working Capital Deficit, within fifteen (15) days following the delivery of the Final Working Capital Schedule, the Selling Shareholder agrees to pay to Transcat in cash (by wire transfer of immediately available funds to an account designated by Transcat) the amount of the Working Capital Deficit. If such Working Capital Deficit is not paid within such fifteen (15) day period, then interest shall accrue and be due and payable from the Selling Shareholder on the Working Capital Deficit from and including the Closing through and including the date of payment at the rate of 5.0% per annum.
          (e) Transcat shall prepare and within thirty (30) days following the first anniversary of the Closing deliver to Selling Shareholder a determination of the Actual Wind Energy Equipment Gross Profit and the Actual Wind Energy Calibration Revenue (which will include a calculation of the decrease in the Holdback Cash Payment, if applicable). In the absence of any objections from the Selling Shareholder, Transcat’s determination of the Actual Wind Energy Calibration Revenue and Actual Wind Energy Equipment Gross Profit shall be final and binding upon the parties for purposes thereof, and the Holdback Cash Payment shall, immediately following the expiration of such thirty (30) day period, be paid to the Selling Shareholder entitled to receive it as provided above. If any objection is so made, the parties shall negotiate in good faith with a view to agreeing upon the matters in dispute. If such negotiations fail to resolve all disputed items within ten (10) days after such objections are made, the remaining disputed items shall be submitted for resolution to a nationally recognized firm of independent public accountants designated jointly by Selling Shareholder’s Accountants and Transcat’s Accountants. After affording each of the parties and their respective accountants the opportunity to present their positions as to such determination (which opportunity shall not extend for more than then (10) days), the accounting firm so selected shall determine the disputed items and such determination shall be binding for purposes of the Holdback Payment (the “Holdback Audit Right”). The fees, costs and expenses of the accounting firm so selected shall be borne equally by Transcat and Selling Shareholder. To the extent that the Actual Wind Energy Equipment Gross Profit is less than the Projected Wind Energy Equipment Gross Profit, the Wind Energy Equipment Gross Profit Holdback Payment shall be reduced in a dollar amount equal to (i) the amount in which the Actual Wind Energy Equipment Gross Profit is less than the Projected Wind Energy Equipment Gross Profit, multiplied by (ii) 2.75. To the extent that the Actual Wind Energy Calibration Revenue is less than the Projected Wind Energy Calibration Revenue, the Wind Energy Equipment Calibration Revenue Holdback Payment shall be reduced in a dollar amount equal to (i) the amount in which the Actual Wind Energy Calibration Revenue is less than the Projected Wind Energy Calibration Revenue, multiplied by (ii) 1.50. To the extent the Holdback Cash Payments require reduction as determined herein, Transcat may immediately exercise its rights with respect to reimbursement of such amount as set forth in subsection (e) below. Notwithstanding anything herein to the contrary, if, prior to the first anniversary of the Closing, the Actual Wind Energy Equipment Gross Profit and the Actual Wind Energy Calibration Revenue exceed the Projected Wind Energy Equipment Gross Profit and the Projected Wind Energy Calibration Revenue (as determined by Transcat subject to the Holdback Audit Right), the payment date for the Holdback Cash Payments shall be accelerated and be payable within ten (10) days of such determination. The Holdback Cash Payments shall include (i) all accrued interest on such amount from the Closing through the date of payment at the rate of 4%, and (ii) an amount equal to the increase in capital gains tax liability realized by Selling Shareholder, if any, resulting directly from the payment of the Holdback Cash Payments after the Closing instead of at the Closing.
          (f) Delivery of all payments required under this Section 3.1 or any provision hereof shall be made in cash by the wire transfer of immediately available funds to such bank account as designated in writing by the recipient. Westcon and Selling Shareholder acknowledge and agree that Transcat and Merger Sub may, in their sole discretion subject to the Holdback Audit Right, reimburse themselves from or otherwise offset against the Holdback Cash Payments (and/or any other future payments due and owing to Selling Shareholder) for amounts owing from Selling Shareholder and Westcon to Transcat and Merger Sub (including without limitation a payment for Working Capital Deficit) under this Agreement or any other documents or agreements delivered in connection with the Merger (and this Agreement) in accordance with Article 10.

     3.3 Effect of Merger on Common Stock of Merger Sub.
     At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one share of validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
     3.4 Delivery of Certificates.
     At and after the Effective Time and subject to the Transcat Stock Restrictions set forth on Exhibit A, Transcat will make available, and the Selling Shareholder shall be entitled to receive, (i) upon surrender to Transcat or its Representatives of the Westcon Certificate(s) for cancellation and an assignment separate from certificate in the form approved by Transcat (the “Stock Power”), the Stock Merger Consideration, and upon such surrender of the Westcon Certificate(s), and delivery by Transcat of the aggregate Stock Merger Consideration in exchange therefore, such shares shall be deemed cancelled. Until surrendered or delivered as contemplated by this Section, each Westcon Certificate will be deemed at any time after the Effective Time for all purposes to evidence only the right to receive upon such surrender the Stock Merger Consideration.
     3.5 No Fractional Shares.
     No certificate or scrip representing fractional shares of Transcat Common Stock shall be issued upon the surrender of Westcon Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Transcat.
     3.6 Lost, Stolen or Destroyed Certificates.
     In the event any Westcon Certificates are lost, stolen or destroyed, Transcat will issue in exchange for such lost, stolen or destroyed Westcon Certificate(s), upon the making of an affidavit of that fact by the Selling Shareholder and the other deliveries required above, the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the Selling Shareholder deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the Westcon Certificate(s) alleged to have been lost, stolen or destroyed.
     3.7 Taking of Necessary Action; Further Action.
     Each of Transcat, Merger Sub, Westcon and Selling Shareholder will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of Westcon and Merger Sub, the officers and directors of Westcon and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
     3.8 Dividends and Distributions on Stock Merger Consideration.
     In the case of the Stock Merger Consideration: (i) Selling Shareholder will not be entitled to dividends or other distributions with respect to Transcat Common Stock prior to the Effective Time; (ii) no dividends or other distributions with respect to Transcat Common Stock having a record date on or after the Effective Time will be paid to Selling Shareholder until surrender of such Westcon Certificates (or upon providing the affidavit and indemnity referred to above); and (iii) subject to the effect of applicable Laws, following surrender of any such Westcon Certificates (or provision of such affidavit and indemnity), there will be paid to Selling Shareholder shares of Transcat Common Stock issued in exchange therefor: (A) at the time of such surrender, the amount of any dividends or other distributions having a record date on or after the Effective Time theretofore paid with respect to such shares of Transcat Common Stock, without interest; and (B) at the appropriate payment date, the amount of any dividends or other distributions having a record date on or after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such shares of Transcat Common Stock, without interest.
     3.9 No Further Ownership Rights in Westcon Common Stock; Stock Transfer Books.
     All Merger Consideration issued upon the surrender for exchange of shares of Westcon Common Stock in accordance with the terms hereof (including, in the case of the Stock Merger Consideration, any cash paid pursuant to Sections 3.1(c) or 3.1(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Westcon Common Stock, and there will be no further registration of transfers of the shares of Westcon Common Stock after the Effective Time. If, after the Effective Time, Westcon Certificates are presented to the Surviving Corporation or its transfer agent for any reason, such Westcon Certificates will be cancelled.
     3.10 No Liability.
     Neither Transcat, Westcon nor the Surviving Corporation will be liable to any holder of shares of Westcon Common Stock or Transcat Common Stock, as the case may be, for the Merger Consideration (and, in the case of the Stock Merger Consideration, cash in lieu of fractional shares and dividends or distributions with respect thereto, if any) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF WESTCON AND SELLING
SHAREHOLDER
     Westcon and Selling Shareholder jointly and severally represent and warrant to Transcat and Merger Sub that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article), except as set forth in the Disclosure Schedules. Disclosure made in a specific section or subsection of the Westcon Disclosure Schedules shall not be deemed to have been disclosed with respect to any other section or subsection herein unless an explicit cross-reference appears to that effect.
     4.1 Organization, Standing and Power.
          (a) Westcon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon. Westcon has no Subsidiaries and does not own an equity interest in any Person. Westcon is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Westcon has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Westcon has heretofore made available to Transcat true, correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Westcon and has made available to Transcat true, correct and complete minute books and stock records of Westcon. The stock records fairly and accurately reflect the ownership of all of outstanding shares of capital stock of Westcon. The minute books contain accurate records of the proceedings of all actions formally taken by the shareholders, the board of directors and each committee of the board of directors of Westcon. The other books and records of Westcon, including financial records and books of account, are complete and accurate in all material respects to fairly represent the operations of Westcon and have been maintained in accordance with reasonable business practices. Westcon is not in default under or in violation of any provision of its charter or bylaws.
     4.2 Capital Structure.
          (a) The authorized capital stock of Westcon consists entirely of 1,000 shares of no par value, common stock (the “Westcon Common Stock”).
          (b) As of August 14, 2008, (i) 525 shares of Westcon Common Stock, are issued and outstanding; and (ii) no shares of Westcon Common Stock, are issued and held in the treasury of Westcon.
          (c) All shares of Westcon Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Westcon to issue, sell, or otherwise cause to become outstanding any additional shares of the Westcon capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Westcon. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Westcon.
          (d) The Selling Shareholder holds of record and beneficially owns all of the Westcon Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Selling Shareholder is not a party to any option, warrant, purchase right, or other agreement, contract or commitment involving the Westcon Common Stock, including any agreement, contract or commitment that would require the Selling Shareholder to sell, transfer, or otherwise dispose of any capital stock of Westcon (other than this Agreement). Selling Shareholder has full voting power over the Westcon Common Stock and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of Westcon Common Stock. Other than this Agreement, there is no agreement between Selling Shareholder and any other Person with respect to the disposition of the Westcon Common Stock.
     4.3 Authority; Binding Effect.
     Westcon has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of Selling Shareholder (which is evidenced by the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Westcon, including without limitation the approval of Selling Shareholder. The board of directors and Selling Shareholder of Westcon has, as of the date of this Agreement, duly adopted resolutions which unanimously approve and adopt this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Westcon and Selling Shareholder and, assuming the due execution and delivery hereof by Transcat and Merger Sub, constitutes the valid and binding obligation of Westcon and Selling Shareholder, enforceable against Westcon and Selling Shareholder in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.4 No Conflict.
     The execution and delivery of this Agreement by Westcon and Selling Shareholder does not, and the consummation of the transactions contemplated hereby and the fulfillment of its obligations and undertakings hereunder will not, result in any Violation (other than Violations, if any, arising solely out of the failure to obtain a Required Approval as described below and as set forth on the Westcon Disclosure Schedules) of any provision of: (a) the articles of incorporation or bylaws of Westcon; (b) any Contract applicable to Westcon, Selling Shareholder or any of their respective assets; or (c) any Law applicable to Westcon or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or an Material Adverse Effect. Except as set forth in Section 4.4 of the Westcon Disclosure Schedules, to Westcon’s and Selling Shareholder’s knowledge no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other third party is required by or with respect to Westcon in connection with the execution and delivery of this Agreement by Westcon or the Selling Shareholder or the consummation by Westcon and Selling Shareholder of the transactions contemplated hereby (each, a “Required Approval”), except for: (i) filings and notices required under Competition Laws, as necessary; (ii) the filing by the Secretary of State of the State of Oregon contemplated by Section 2.1; and (iii) filings required under the Exchange Act.
     4.5 Westcon Financial Statements; Internal Accounting Controls.
          (a) Attached to the Westcon Disclosure Schedules are the unaudited balance sheets, statements of stockholders’ equity, statements of income and statements of cash flows for Westcon as of and for the fiscal year ended June 30, 2008 and June 30, 2007 (the “Financial Statements”). The Financial Statements (including the notes thereto) are complete and accurate in all material respects and have been applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Westcon as of such dates and the results of operations and cash flows of Westcon for such periods, are correct and complete in all material respects.
          (b) The books and records of Westcon accurately and fairly reflect their income, expenses, assets and liabilities and Westcon maintains internal accounting controls which provide reasonable assurances that: (A) transactions are executed in accordance with the general or specific authorization of their respective boards of directors and executive officers, and (B) transactions are recorded as necessary to permit preparation of such financial statements.
     4.6 No Additional Material Liabilities.
     Except as set forth in the Financial Statements or in Section 4.6 of the Westcon Disclosure Schedules: (a) Westcon has not had, as of August 14, 2008, any material liabilities or accrued expenses, whether accrued, absolute, contingent or otherwise, of a kind or character that would be required (in accordance with GAAP) to be reflected in the consolidated balance sheet of Westcon as of June 30, 2008; (b) since June 30, 2008, except for trade payables and accrued expenses incurred in the Ordinary Course of Business, Westcon has not incurred any such liabilities; and (c) since June 30, 2008, Westcon has not drawn down on any line of credit. All liabilities of Westcon incurred since June 30, 2008 have been properly recorded in their books and records. Schedule 1.1 of the Westcon Disclosure sets a complete and accurate list of all the Westcon Debt.
     4.7 Westcon Permits; Compliance with Laws.
          (a) Section 4.7(a) of the Westcon Disclosure Schedules contains a complete and accurate list, as of the date hereof, of all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations, approvals, consents, variances and exemptions of any Governmental Entity which are necessary for the operation of the Business as currently operated and which are held by Westcon (collectively, the “Westcon Permits”), including the respective termination dates thereof. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Westcon duly hold all Westcon Permits; (ii) all of the Westcon Permits are in full force and effect; (iii) Westcon is in compliance with the terms of each of the Westcon Permits; and (iv) no action is pending or threatened or recommended by any Governmental Entity to revoke, condition, withdraw or suspend any Westcon Permit.
          (b) The businesses of Westcon is being, and since June 30, 2000 have been, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Westcon is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same.
          (c) Westcon has delivered true, correct and complete copies of its calibration manuals used by Westcon which have been delivered to Transcat and Merger Sub prior to the date hereof. To Westcon’s and Selling Shareholder’s knowledge, Westcon has, at all times, performed all calibration services in accordance with such calibration manuals, Westcon’s books and records of all maintenance and calibration services performed, calibration certifications, in-process results and parameters, test results and other matters related to the services provided by Westcon are complete and accurate in all respects and have been maintained and retained in accordance with all applicable Laws. Westcon has, at all times, performed all services (including without limitation calibration services) in accordance with all applicable Laws.
     4.8 Assets; Title; Absence of Liens and Encumbrances.
     Except with respect to Intellectual Property (which is instead the subject of Section 4.10), Westcon owns or validly leases all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Business. Except for leased assets, Westcon has good and marketable title to any of their respective assets, including those reflected in the balance sheet of Westcon as of June 30, 2008, free and clear of all asserted and threatened title defects, Claims and Encumbrances except, with respect to all such assets, the following Encumbrances (collectively, “Permitted Encumbrances”): (a) Encumbrances securing debt reflected as liabilities in the Financial Statements, which Encumbrances are listed in Section 4.8 of the Westcon Disclosure Schedules; (b) mechanics’, carriers’, workers’, repairmen’s, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in Section 4.8 of the Westcon Disclosure Schedules; (c) liens for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Section 4.8 of the Westcon Disclosure Schedules; (d) such imperfections of title, easements and Encumbrances, if any, against the Real Property as are set forth in the Leases or which are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially detract from the value, or interfere with the present use of the Real Property or otherwise have an Material Adverse Effect; and (e) those additional Encumbrances listed in Section 4.8 of the Westcon Disclosure Schedules.

     4.9 Real Property.
     (a) Westcon does not own any real property. Section 4.9(a) of the Westcon Disclosure Schedules is a true, correct and complete list of all real property leased, operated or used by Westcon (collectively, the “Leased Real Property”). Westcon has delivered to Transcat a true and complete copy of each such Leases for the Leased Real Property.
     (b) Except as set forth in Section 4.9(b) of the Disclosure Schedules, with respect to each of the Leases:
               (i) assuming the due execution by lessor and enforceability against the lessor, such Lease is legal, valid, binding, enforceable and in full force and effect;
               (ii) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
               (iii) Westcon’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;
               (iv) neither Westcon or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
               (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in Westcon;
               (vi) Westcon has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and
               (vii) Westcon has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any leasehold or subleasehold interest under any such Lease.
               (viii) the Leased Real Property, comprise all of the real property used or intended to be used in, or otherwise related to the Business; and Westcon is not a party to any agreement or option to purchase any real property or interest therein.
     (c) Except as set forth in Section 4.9(c) of the Westcon Disclosure Schedules, to Westcon’s and Selling Shareholder’s knowledge, all Improvements are in reasonably good condition and repair, have been appropriately and routinely maintained, and are sufficient for the operation of the Business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

     (d) There is no written notice of a condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.
     (e) To Westcon’s and Selling Shareholder’s knowledge, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, Environmental, Health and Safety Requirements and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of the Business thereon does not violate any Real Property Laws. Westcon has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation.
     (f) None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property.
     (g) To Westcon’s and Selling Shareholder’s knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.
     (h) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property, which are required or appropriate to use or occupy the Leased Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Section 4.9(h) of the Westcon Disclosure Schedules lists all Real Property Permits held by Westcon with respect to each parcel of Leased Real Property. Westcon has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action.
     (i) The classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.
     (j) To Westcon’s and Selling Shareholder’s knowledge, the current use and occupancy of the Leased Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. Neither of the Selling Shareholder or Westcon has received any notice of violation of any such documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.
     (k) There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Leased Real Property with respect to any Leased Real Property or portion thereof which are delinquent.
     (l) None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).
     (m) Westcon does not occupy or possess any real property pursuant to an oral lease.
     4.10 Intellectual Property.
          (a) “Westcon Intellectual Property” means all Intellectual Property used or held for use in, related to or which arise out of the Business or its products or services including, without limitation, the following:
               (i) all trademarks, service marks, trade names, trade dress, product names, product configurations, slogans and logos, applications and registrations, including those listed in Section 4.10(a)(i) of the Westcon Disclosure Schedules, and corresponding foreign applications, registrations and rights thereto, whether or not registered (collectively, the “Trademarks”);
               (ii) all source code, object code, design documentation and procedures for product generation and testing of all computer software and firmware, including the software and firmware listed in Section 4.10(a)(ii) of the Westcon Disclosure Schedules and including the software rules and algorithms, flowcharts, trade secrets, know-how, inventions, patents, copyrights, designs, technical processes, works of authorship and technical data included in or relating to the same (collectively, the “Software”); provided, however, that the terms “Software” and “Westcon Intellectual Property” do not include: (A) “shrink wrap” and “click wrap” software; (B) shareware and freeware software not incorporated in any of the Products or any of Westcon’s business systems; and (C) software and firmware that is owned by a third party and is the subject of a License to Westcon;
               (iii) all product development projects planned as of the date of this Agreement, as listed in Section 4.10(a)(iv) of the Westcon Disclosure Schedules;
               (iv) all Contracts by which: (i) Westcon uses Intellectual Property owned by a third party (other than (A) supply Contracts providing for the license solely of Intellectual Property not incorporated in any of the Products or any of Westcon’s business systems and (B) Contracts relating solely to “shrink wrap” or “click wrap” software); or (ii) a third party uses Intellectual Property owned by Westcon (other than Contracts relating solely to

“shrink wrap” or “click wrap” software); all as listed in Section 4.10(a)(v) of the Westcon Disclosure Schedules (collectively, the “Licenses”); and
               (v) all internet, intranet and World Wide Web content, sites and pages, and all HTML and other code related thereto.
          (b) Westcon does not own or license any patents or patent applications (or any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any thereof) (collectively, the “Patents”). To Westcon’s and Selling Shareholder’s knowledge, Westcon owns or has the right to use (pursuant to written License) all of the Westcon Intellectual Property. Subject to the receipt or making of all Required Approvals specifically identified for this purpose in Section 4.4 of the Westcon Disclosure Schedules, each item of Westcon Intellectual Property will be owned or available for continued use by the Surviving Corporation immediately after the Effective Time, without the payment of any additional amounts to any third party (except as may be required subsequent to the Effective Time by the express terms of any License). Without making ay representation or warranty as to the substantive patentability of the Intellectual Property, at the Effective Time and except as set forth in Section 4.10(b) of the Westcon Disclosure Schedules, all available Patent rights (other than Patents that are the subject of a License to Westcon) that may encompass any of the Software or any of the Products may be pursued exclusively by the Surviving Corporation, other than non-exclusive rights to third party software included within the Software or the Products.
          (c) Westcon owns and the Surviving Corporation will continue to own immediately after the Effective Time, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property and other proprietary information, processes and formulae used in, related to or arising from the Business or otherwise necessary for the ownership, maintenance and use of the Products and the conduct of the Business, other than Intellectual Property that is owned by a third party and is the subject of a License to Westcon.
          (d) To Westcon’s and Selling Shareholder’s knowledge, Westcon has not interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Westcon Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted (and is currently pending) or threatened by any Person as to the use of the Westcon Intellectual Property by Westcon or alleging any such interference, infringement, misappropriation or violation (including any such Claim that Westcon must license or refrain from using any Intellectual Property rights of any third party), and there is no valid basis for any such Claim, except for those Claims listed in Section 4.17 of the Westcon Disclosure Schedules. Except as set forth in Section 4.10(d) of the Westcon Disclosure Schedules, to Westcon’s and Selling Shareholder’s knowledge no third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Westcon with respect to the Westcon Intellectual Property. Westcon has made available to Transcat all infringement studies, including opinions of counsel, prepared by or on behalf of Westcon.
          (e) Sections 4.10(a)(i) of the Westcon Disclosure Schedules identifies each trademark, service mark, trade name, trade dress, product name, slogan and logo currently used or held for use by Westcon in, related to or arising out of the Business. Westcon has made available to Transcat correct and complete copies of all Trademarks, as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each Trademark. Except as set forth in Section 4.10(e) of the Westcon Disclosure Schedules, with respect to each Trademark:
               (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor is any of the foregoing threatened;
               (ii) no Claim is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item;
               (iii) except for standard terms and conditions contained in the ordinary course in Contracts with original equipment manufacturers, Westcon has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item; and
               (iv) Westcon has not taken, or is aware of, any actions, including a sale or offer for sale, the disclosure of which could lead to the invalidity of any resulting Patent.
          (f) Sections 4.10(a)(ii) and 4.10(a)(iv) of the Westcon Disclosure Schedules identifies all software, firmware (other than “shrink wrap” and “click wrap” software and shareware and freeware software not incorporated in any of the Products or any of Westcon’s business systems) and components thereof used or held for use by Westcon. Except as set forth in Section 4.10(f) of the Westcon Disclosure Schedules, with respect to each item of the Software:
               (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor is any of the foregoing threatened;
               (ii) no Claim is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item;
               (iii) except for standard terms and conditions contained in the ordinary course in Contracts with original equipment manufacturers, Westcon has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item;
               (iv) Westcon has, and the Surviving Corporation will continue to have, the full and exclusive right to claim all copyrights, trademarks and patent rights in the Software and to transfer all rights, title and interest thereto, including good will and the right to all damages and remedies for any past infringement;
               (v) the Software as used by Westcon or its licensees does not infringe any copyright, patent, trademark, trade secret or other Intellectual Property rights of any third party; and there are no copyright, trademark, trade secret or patent Claims, asserted or threatened, by any third party, or any acts of Westcon upon the basis of which Westcon has any reason to believe that the Software will infringe any proprietary rights, including patent, copyright, trademark or trade secret of any third party;

               (vi) no third party that is not duly authorized by Westcon is engaged in any activity which would constitute an infringement or misappropriation of any proprietary rights in the Software;
               (vii) none of the Software contains any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus,” “trap” or other software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or perform any other similar actions.
     4.11 Tangible Assets.
          (a) To Westcon’s and Selling Shareholder’s knowledge, all of the tangible assets owned or leased by Westcon (i) are free from defects (patent and latent), (ii) have been maintained in accordance with normal industry practice, is in good operating condition and repair, and (iii) are suitable for the purposes for which it presently is used and presently is proposed to be used.
          (b) Section 4.11(b) of the Westcon Disclosure Schedules is a true, correct and complete listing of: (i) all material equipment, computer equipment and hardware, furniture, fixtures, vehicles, machinery, apparatus, media, tools, appliances, implements, supplies and other tangible personal property of Westcon as of June 30, 2008, together with the cost and depreciation recorded therefor; and (ii) all additions to and dispositions of the foregoing made between June 30, 2008 and the date hereof. Except as set forth in Section 4.11(b) of the Westcon Disclosure Schedules, to Westcon’s and Selling Shareholder’s knowledge, such assets are in a good state of repair and condition, ordinary wear and tear excepted.
          (c) Section 4.11(c) of the Westcon Disclosure Schedules is a true, correct and complete listing as of the date hereof of all products of the Business, including all approved development projects (collectively, the “Products”).
     4.12 Inventory.
          (a) Westcon’s inventories consist of a quantity and quality historically useable or saleable in the Ordinary Course of Business. Westcon’s inventories in its balance sheet for the period ended June 30, 2008 and in its books and records are in material accordance with GAAP, with inventory recorded at a lower cost (determined on a first-in, first-out basis) or market.
          (b) Westcon has provided to Transcat a list all suppliers, purchasing agents and third party manufacturers from or through whom Westcon has purchased inventory during the previous fiscal year and the current fiscal year. Westcon is not a party to any minimum purchase order arrangements with such suppliers, purchasing agents and third party manufacturers.
          (c) Westcon has made available to Transcat a true and complete list of all purchase orders or commitments placed as of June 30, 2008 by it with suppliers, purchasing agents or manufacturers for the purchase of inventory and an accurate and complete breakdown and aging of Westcon’s accounts payable, in each case as of June 30, 2008.

          (d) Neither Selling Shareholder nor Westcon has received notice that and neither Selling Shareholder nor Westcon have a basis for believing that any suppliers, purchasing agents or manufacturers listed in Section 4.12(d) of the Westcon Disclosure Schedules will or plans to terminate or cancel its relationship with Westcon at any time, including after the Closing.
          (e) Section 4.12(e) of the Westcon Disclosure Schedules is a true, correct and complete listing, by category and volume level as of June 30, 2008, of all of Westcon’s inventories of (i) Products and (ii) all other unused or reusable materials and supplies. All of such inventories have been properly costed and valued or properly reserved for, and properly presented in the Financial Statements, in all material respects. All of such inventories of Products, materials, stores and supplies are usable and fit for their intended purpose.
     4.13 Environmental Matters.
     Except as disclosed in Section 4.13 of the Westcon Disclosure Schedules, to Westcon’s and Selling Shareholder’s knowledge (a) none of the Real Property is in Violation of any Environmental Laws; (b) Westcon has not Released any Hazardous Substances in a manner that has resulted in a Violation of any Environmental Laws and there has been no such Release by any previous owner or operator of any of the Real Property; (c) none of the Real Property has (i) ever had any underground storage tanks, as defined in 42 U.S.C. section 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) Westcon has not received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (e) no event has occurred with respect to any of the Real Property which, with the passage of time or the giving of notice, or both, would constitute a Violation of or non-compliance with any applicable Environmental Law or Westcon Permit; (f) there is no Encumbrance (other than a Permitted Encumbrance), Claim or threat thereof relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Real Property, or alleging any obligation under Environmental Laws; and (g) Westcon holds all Westcon Permits required under any Environmental Law in connection with its use of the Real Property or the operation of the Business.
     4.14 Employee Plans.
          (a) Section 4.14(a) of the Westcon Disclosure Schedules lists: (i) all employment agreements, all employee benefit plans, and all other arrangements or understandings reduced to writing; and (ii) all employment agreements, all employee benefit plans, and all other arrangements or understandings explicit, implied or oral; in each case which Westcon has ever sponsored, maintained for the benefit of its employees, former employees, directors, officers, agents or, to which Westcon is a party or is or may be obligated to contribute, or by which Westcon is bound, including, without limitation: (A) all employee benefit plans within the meaning of section 3(3) of ERISA; (B) all profit sharing, deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, severance or incentive compensation plans, agreements or arrangements; (C) all plans, agreements or arrangements providing for “fringe benefits” or perquisites to employees, officers, directors or agents; and (D) all employment, consulting, termination or indemnification agreements (collectively, “Employee Plans”). Westcon has delivered to Transcat true, correct and complete copies of all Employee Plans, all related summary plan descriptions, the most recent determination letters received from the IRS, Form 5500 Annual Reports for the last five years (including all schedules and attachments thereto), all communications received from or sent to the IRS or the U.S. Department of Labor within the last five years (including any Forms 5330) with respect to any Employee Plan, the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any Employee Plans not otherwise reduced to writing. Except as set forth in Section 4.14(a) of the Westcon Disclosure Schedules, there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the Employee Plans which concern matters now covered, or that would be covered, by any Employee Plan. Westcon has maintained all employee data necessary to administer each Employee Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data are true and correct and are maintained in usable form.
          (b) Except as set forth in Section 4.14(b) of the Westcon Disclosure Schedules, Westcon and each of the Employee Plans have complied and are in compliance in all respects with the applicable provisions of the Code, ERISA and all other applicable Laws. Westcon has performed in all respects all of their obligations under all of the Employee Plans, including the full payment when originally due of all amounts required to be made as contributions thereto or otherwise and the payment of all applicable Taxes.
          (c) With respect to each Employee Plan that is an “employee benefit plan” within the meaning of section 3(3) of ERISA, or a “plan” within the meaning of section 4975(e)(1) of the Code, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to liability under section 4975 of the Code or sections 502(i) or 409 of ERISA. None of the Employee Plans, nor any fiduciary thereof, has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last five years. There are no Claims (other than routine undisputed Claims for benefits) pending or threatened against or arising out of any of the Employee Plans or the respective assets thereof and no facts exist which could give rise to any such Claims which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Employee Plan, or a Material Adverse Effect.
          (d) To Westcon’s and Selling Shareholder’s knowledge, each Employee Plan that is intended to qualify under section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS and such determination letter considers the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 and any other statutory or regulatory changes requiring amendments, and has been timely submitted for a determination letter regarding the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 if the deadline for such submission has passed. No event has occurred that will or could give rise to the revocation of any applicable determination letter or the disqualification or loss of tax-exempt status of any such Employee Plan or trust under Sections 401(a) or 501(a) of the Code.
          (e) Westcon does not maintain and has not at any time maintained, and does not and could not have any liability with respect to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code. No Employee Plan is or ever has been a “multiemployer plan” within the meaning of section 3(37) of ERISA. Westcon does not have or could have any liability with respect to a “multiemployer plan” as defined under section 3(37) of ERISA. No Employee Plan now holds or has heretofore held any stock or other securities issued by Westcon. Westcon has not established or contributed to, is required to contribute to or has or could have any liability with respect to any “voluntary employees’ beneficiary association” within the meaning of section 501(c)(9) of the Code, any “welfare benefit fund” within the meaning of section 419 of the Code, any “qualified asset account” within the meaning of section 419A of the Code, or any “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.
          (f) All group health plans of Westcon have been operated in compliance in all material respects with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA and section 4980B of the Code, Title XXII of the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Medicare Part D requirements of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the provisions of the Social Security Act, to the extent such requirements are applicable. Except to the extent required under section 4980B of the Code, Westcon does not provide health or welfare benefits (through the purchase of insurance or otherwise) for or to any retired employee, any former employee or any other individual who is not an employee, and there has been no communication to any employee, retired employee, former employee or other individual that could reasonably be expected to promise or guarantee any such benefits.
          (g) Except with respect to statutory post-termination benefits arising under non-U.S. Laws and except as set forth in Section 4.14(g) of the Westcon Disclosure Schedules, no provision of any Employee Plan restricts the ability of Transcat or the Surviving Corporation to terminate the future accruals of obligations thereunder after the Effective Time; provided, however, that no such representation or warranty is made with respect to liabilities already accrued at the time of such termination.
          (h) All reports, returns and similar documents with respect to each Employee Plan required to be filed with any Governmental Entity or distributed to any participant of any Employee Plan (including each Form 5500 required to be filed by Westcon) have been duly and timely filed or distributed in accordance with all applicable Laws.
          (i) There has been no act or omission by Westcon with respect to any Employee Plan that has given rise or may give rise to fines, penalties, Taxes or related charges under the Code or ERISA or other applicable law, including but not limited to Sections 511, 4971, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980F or 6652 of the Code, or to any fine or civil penalty under Sections 502, 4069 or 4071 of ERISA.

          (j) No condition exists as a result of which Westcon would have any liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of a Person performing services for Westcon as an independent contractor rather than as an employee.
          (k) Except as described in Section 4.14(k) of the Westcon Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not entitle any Person to severance pay, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any Person. Section 4.14(k) of the Westcon Disclosure Schedules lists all severance obligations of Westcon owed to any Person.
          (l) Employee Plans which constitute “nonqualified deferred compensation plans” as defined by §409A of the Code have been administered in compliance with §409A or an exemption therefrom since January 1, 2005.
          (m) Solely for purposes of this Section 4.14, all references to Westcon includes any Person which, together with Westcon, is considered an affiliated organization within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA.
          (n) Except as described in Section 4.14(n) of the Westcon Disclosure Schedules, Westcon does not provide to any of its non-U.S. employees any termination, severance, pension, healthcare or other benefits in excess of statutory requirements.
          (o) Notwithstanding anything in this Agreement to the contrary, prior to Closing Westcon shall terminate the Westcon, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) and any other Employee Plan intended to be qualified under Code Section 401(a) or 403(a).
     4.15 Employment Matters.
     Except as disclosed in Section 4.15 of the Westcon Disclosure Schedules, (a) Westcon is, and since June 30, 2000 has been, in compliance in all material respects with all Laws relating to affirmative action, employment, equal employment opportunity, nondiscrimination, immigration, wages, fringe benefits, wage supplements, hours or work, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, “Employment Laws”) and with any contract or subcontract with any Governmental Entity or other Person; (b) Westcon has not experienced any strikes, grievances or asserted or threatened Claims of unfair labor practice; (c) Westcon has no knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of Westcon; (d) there has not been, and there is not pending or existing or threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application, complaint or unfair labor practice charge filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against Westcon and the knowledge of Westcon and Goodhead, there is no basis for any such grievance, charge or complaint; (e) no application for certification of a collective bargaining agent is pending or threatened; (f) there is no lockout of any employees by Westcon; (g) Westcon has withheld from the wages and salaries of its employees as is required by law and is not liable for any arrears of wages or any tax or penalty in connection therewith; (h) there are no Claims currently pending or to Westcon’s and Selling Shareholder’s knowledge threatened, against Westcon alleging the violation of any Employment Laws, or any other asserted or to Westcon’s and Selling Shareholder’s knowledge threatened Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to any Person’s employment (actual or alleged), application for employment or termination of employment with Westcon and to the knowledge of Westcon, there is no basis for any such Claim; (i) no current or former employee of Westcon is owed by Westcon overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect to the current year); (j) Westcon is not, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any employee of Westcon as a result of the execution of this Agreement or Westcon’s performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby, including any change of ownership of Westcon; and (k) no Governmental Entity has found Westcon to be liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of Employment Laws.
     4.16 Material Agreements.
          (a) The term “Material Agreements” means all Contracts to which Westcon is a party which are, or contain provisions relating to, any of the following:
               (i) any Contracts which are Leases of personal property to or from any Person;
               (ii) any Contract (or group of related Contracts) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of Westcon, or involve consideration in excess of $25,000 per annum;
               (iii) any Contract concerning a partnership or joint venture;
               (iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
               (v) any Contract with any officer or director of the Westcon and/or its Affiliates, or any entity in which any officer or director of Westcon, Selling Shareholder or any trustee or beneficiary of Selling Shareholder holds equity or any other economic interest;
               (vi) any Contract concerning confidentiality or noncompetition;
               (vii) collective bargaining agreements or other Contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like;

               (viii) employment Contracts or other Contracts to or with individual current or prospective employees, consultants or agents (other than Contracts with Westcon’s attorneys, accountants or advertising agencies that are cancelable without material penalty, cost or expense upon advance notice of 90 days or less);
               (ix) the Leases;
               (x) the Licenses;
               (xi) Contracts by which Westcon indemnifies any Person;
               (xii) Contracts by which Westcon warranties related to any Product;
               (xiii) Contracts providing for the payment of royalties by Westcon based in any manner on the revenue or profits of Westcon;
               (xiv) Contracts with obligations to supply parts or replacement parts for a period after termination of the Contract;
               (xv) Contracts guaranteeing the debt of any third party;
               (xvi) Contracts requiring the exclusive use of third party goods or services or containing a right of first refusal to a third party in the supply of goods or services;
               (xvii) Contracts to acquire stock, merge or consolidate, or to create a joint venture;
               (xviii) Contracts to borrow funds, except for trade payables incurred in the Ordinary Course of Business;
               (xix) Contracts to lend to officers, employees or other third parties, except for accounts receivable incurred in the Ordinary Course of Business;
               (xx) Contracts that require Westcon to maintain insurance; and
               (xxi) other Contracts, if any: (A) the default of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (B) which require consent or waiver in connection with consummation of the Merger, and the failure to obtain such consent or waiver could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) All of the Material Agreements are listed in the appropriate sections of the Westcon Disclosure Schedules. Except for the Material Agreements, Westcon is not a party to or bound by any Contract affecting in any material respect the operation of the Business. Without limiting the generality of the foregoing, Westcon is not a party to any Contract providing for guaranteed minimum payments in excess of $10,000 for the 12-month period ending after the Effective Time which are not listed in the Westcon Disclosure Schedules.

          (c) Westcon has made available to Transcat true and complete copies of each Material Agreement that is in written form (or, in the case of Material Agreements that are in standard form, true and complete samples of such standard forms), and true and complete written summaries of each Material Agreement that is oral, in each case as amended to date. To Westcon’s and Selling Shareholder’s knowledge, each of the Material Agreements constitutes the valid and legally binding obligation of Westcon and the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Material Agreements constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 4.16(c) of the Westcon Disclosure Schedules, all obligations required to be performed under the terms of the Material Agreements have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Material Agreements or permit termination, modification or acceleration thereunder, and each of the Material Agreements is in full force and effect without default on the part of Westcon and any of the other parties thereto. Without limiting the generality of the foregoing, no written or oral notice of termination or default has been given or received by Westcon with respect to any Material Agreement.
          (d) Except for the Required Approvals with respect to Material Agreements set forth in Section 4.4 of the Westcon Disclosure Schedules, no Contract to which Westcon is a party requires consent or waiver in connection with consummation of the Merger.
          (e) With respect to each Lease: (i) there are no disputes, oral agreements or forbearance programs in effect; (ii) Westcon has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold represented by the Lease; and (iii) except as could not reasonably be expected to have, individually or in the aggregate, an Material Adverse Effect, Westcon has obtained all authorizations of Governmental Entities (including licenses and permits) required to be obtained in connection with their operation of the Business at the premises leased under the Lease, and have operated and maintained such premises in all material respects in accordance with applicable Laws.
          (f) Section 4.16(f) of the Westcon Disclosure Schedules includes copies of the standard terms and conditions of sale or lease, purchase orders, contracts or agreements for Westcon (containing applicable guaranty, warranty, and indemnity provisions) (the “Standard Westcon Contracts”). All Standard Westcon Contracts are listed on Section 4.16(f) of the Weston Disclosure Schedules. All Standard Westcon Contracts, in each case as amended to date, and, except as set forth in Section 4.16(f) of the Westcon Disclosure Schedules, the actual Standard Westcon Contracts do not, individually or in the aggregate, differ in any material respect from such samples with respect to limitations of liability, disclaimers of warranties and indemnities. Each of the Standard Westcon Contracts contains terms and conditions with respect to limitations of liability, disclaimers of warranties and indemnities which are standard and customary within the industry of the Business. To Westcon’s and Selling Shareholder’s knowledge, each of the Standard Westcon Contracts constitutes the valid and legally binding obligation of Westcon and the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Standard Westcon Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. All material obligations required to be performed under the terms of the Standard Westcon Contracts have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Standard Westcon Contracts or permit termination, modification or acceleration thereunder, and each of the Standard Westcon Contracts is in full force and effect without default on the part of Westcon and any of the other parties thereto. Without limiting the generality of the foregoing, no written or oral notice of termination or default has been given or received by Westcon with respect to any Standard Westcon Contract.
     4.17 Warranties.
     All Products sold and services performed by the Business on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Westcon. As of June 30, 2008, the Business had no obligation or liability for replacement of any Products or other damages in connection therewith the result of which would have a Material Adverse Effect on the Business. As of the Closing Date, the Business will have no liability for replacement of any Products (or other damages in connection therewith) or for the performance of any services. No Product sold or services performed by the Business are subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Westcon has made available to Transcat copies of the standard terms and conditions of sale and for services performed used by the Business, which contain all applicable guaranty, warranty and indemnity provisions.
     4.18 Litigation.
     Except as set forth on Section 4.18 of the Westcon Disclosure Schedules, there is no Claim pending or threatened against or affecting Westcon (or any of their respective officers or directors in connection with the Business), which if adversely determined could reasonably be expected to have, individually or in the aggregate, an adverse effect on the consummation of the Merger, or a Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Westcon which could reasonably be expected to have, individually or in the aggregate, any such effect.
     4.19 Tax Matters.
     Except as set forth in Section 4.19 of the Westcon Disclosure Schedules:
          (a) Westcon (or affiliated, unitary or combined group of which Westcon is or has been a member) has timely filed all federal, state, local and foreign income and franchise Tax returns, and all other material Tax returns that are required to be filed by it on or before the date hereof have been filed and all Taxes due shown on such returns have been paid; and the Financial Statements reflect an adequate accrual in accordance with GAAP, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by Westcon through the respective dates thereof;
          (b) as of the date hereof, there are no deficiencies for any Taxes proposed, asserted or assessed against Westcon, no requests for waivers of the time to assess any Taxes are pending;
          (c) each of Westcon has complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person;
          (d) to the extent that the Tax returns of Westcon has been examined by and settled with the IRS or other relevant taxing authority (or the applicable statue of limitations has expired), all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;
          (e) as of the date hereof, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Westcon;
          (f) Westcon is not bound by any Contract with any Person with respect to Taxes;
          (g) Westcon has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the Merger;
          (h) Westcon has never been a member of an affiliated, unitary or combined group of corporations (within the meaning of section 1504 of the Code and any analogous provision of Law) other than an affiliated group in which Westcon was the common parent;
          (i) Westcon has not filed a consent pursuant to the provisions of section 341(f) of the Code (or any corresponding provision of Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of Law) apply to any disposition of any asset owned by it;
          (j) Westcon has not agreed to make, or is required to make, any adjustment under section 481(a) of the Code or any similar provision of Law by reason of a change in accounting methods or otherwise;
          (k) no property owned by Westcon is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code,; (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code; or (iv) “limited use property” (as that term is used in Rev. Proc. 76-30);

          (l) as of the date hereof, no audit or other administrative or court proceedings are pending with respect to Taxes of Westcon and no written notice thereof has been received; and no issue has been raised by any taxing authority in writing in any presently pending or prior audit, that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect for any period after Closing;
          (m) no asserted or threatened Claim has been made by a taxing authority in a jurisdiction where Westcon does not file Tax returns that Westcon is or may be subject to taxation in that jurisdiction;
          (n) Westcon is not obligated under any Contract that provides for the payment of any amount which would not be deductible by reason of section 280G of the Code, nor will Westcon make any “excess golden parachute payment” under sections 280G or 4999 of the Code; and
          (o) Westcon has delivered or made available to Transcat true and complete copies of (i) all income Tax returns of Westcon (or the portion of any affiliated, unitary or combined Tax return relating to Westcon) for the preceding three taxable years, and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Westcon.
     4.20 Events Subsequent to June 30, 2008.
     Except as disclosed in Section 4.20 of the Westcon Disclosure Schedules, Westcon has conducted their respective businesses only in the ordinary and usual course of business and no Material Adverse Effect has occurred with respect to Westcon. Without limiting the generality of the foregoing, except for as disclosed in Section 4.20 of the Westcon Disclosure Schedules, since June 30, 2008, Westcon has not:
               (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
               (ii) entered into any Contract outside the Ordinary Course of Business;
               (iii) accelerated, terminated, modified, or cancelled any Contract to which Westcon is a party or by which any of them is bound;
               (iv) imposed any Security Interest upon any of its assets, tangible or intangible;
               (v) made any Capital Expenditure (or series of related Capital Expenditures) more than $10,000 in the aggregate;
               (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) more than $10,000 in the aggregate;

               (vii) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;
               (viii) delayed or postponed the payment of accounts payable or any other Liabilities;
               (ix) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) more than $10,000 in the aggregate;
               (x) granted any license or sublicense of any rights under or with respect to any Intellectual Property;
               (xi) made or authorized any change in the charter or bylaws of Westcon;
               (xii) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
               (xiii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
               (xiv) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property more than $10,000 in the aggregate;
               (xv) made any loan to, or entered into any other transaction with, Selling Shareholder, any Affiliate of Selling Shareholder or Westcon, or any of the directors, officers, or employees of Westcon or any of its Affiliates other than compensation in the Ordinary Course of Business;
               (xvi) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
               (xvii) granted any increase in the base compensation of any of its directors, officers, and employees in excess of three percent (3%) per annum;
               (xviii) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
               (xix) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) made any change in its Tax or accounting principles, practices or methodologies (including, but not limited to, Tax or accounting elections);
               (xxi) disclosed any material Confidential Information to any third party without appropriate legal protection;
               (xxii) obtained new revolving loans or caused letters of credit to be issued, other than for the purchase of inventory or other working capital needs in the Ordinary Course of Business; and
               (xxiii) committed to any of the foregoing.
     4.21 Insurance.
     Section 4.21 of the Westcon Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Westcon is a party, a named insured, or otherwise the beneficiary of coverage or under which Westcon has a pending claim or could make a claim:
               (i) the name, address, and telephone number of the agent;
               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
               (iii) the policy number and the period of coverage; and
               (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.
               With respect to each such insurance policy in effect on the date hereof: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) nothing exists within the policy or has occurred that would preclude or interfere with the policy continuing after the consummation of the transactions contemplated hereby to be legal, valid, binding, enforceable, and in full force and effect on identical terms as exists after the consummation of the transactions contemplated hereby; (C) neither Westcon nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4.21 of the Westcon Disclosure Schedules describes any self-insurance arrangements affecting Westcon.
     4.22 Notes Receivable and Accounts Receivable.
     All notes receivable and accounts receivable of the Westcon are reflected properly on their books and records, are valid receivables, and are current and collectible. None of the notes receivables or accounts receivables of Westcon are subject to setoffs or counterclaim. No facts exist which would entitle any Governmental Authority to exercise any rights of setoff or counterclaim against any notes receivable or accounts receivable of Westcon.
     4.23 Customers; Suppliers; Accounts Payable.
     (i) Westcon has made available to Transcat a listing backlog of all pending customer orders or commitments placed as of August 14, 2008 with Westcon.
     (ii) Neither Westcon nor Selling Shareholder has any knowledge for believing any single sales representative, distributor, licensee, licensor, customer or any group of affiliated sales representatives, distributor, licensee, licensor or customers who represented five (5%) percent or more of the consolidated revenues of the Westcon during the twelve (12) months ended June 30, 2008, will or plans to terminate or cancel its relationship with Westcon. To Westcon’s and Selling Shareholder’s knowledge, there does not exist any condition, state of facts or circumstances that would cause any of such sales representatives, distributors, licensees, licensors or customers to terminate their relationships or for any prospective customers to refuse to consider a prospective relationship with Westcon. None of the business or prospective business of Westcon is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.
     (iii) All accepted and unfulfilled orders for the sale of products entered into by Westcon and all outstanding contracts or commitments for the purchase of inventory, supplies and services by or from Westcon were made in bona fide transactions in the Ordinary Course of Business. There are no material claims against Westcon to return products as a result of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers, distributors or sales representative under an understanding that such products would be returnable. Section 4.23 of the Disclosure Schedules sets forth or references the terms of all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of Westcon.
     (iv) To Westcon’s and Selling Shareholder’s knowledge each product manufactured, sold, leased, or delivered by Westcon has been in conformity with all applicable contractual commitments and all express and implied warranties, and Westcon does not have any Liability for replacement or repair thereof or other damages in connection therewith except as disclosed on Section 4.23 of the Disclosure Schedules. No product manufactured, sold, leased, or delivered by Westcon is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in the Standard Westcon Contracts.

     (v) To Westcon’s and Selling Shareholder’s knowledge Westcon does not have any Liability arising out of or related to (i) any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Westcon, or (ii) returned products which were manufactured, sold, leased or delivered by Westcon.
     4.24 Guaranties.
     Except as set forth on Section 4.24 of the Westcon Disclosure Schedules, Westcon is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.
     4.25 Brokers or Finders.
     No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
     4.26 Investment Representations.
               (i) Selling Shareholder is acquiring the Stock Merger Consideration for investment for his own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.
               (ii) Selling Shareholder’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of his acquisition of the Stock Merger Consideration. Transcat has made available to Selling Shareholder, their legal and tax counsel, and their advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Transcat and its representatives, about Transcat and access to any information, documents, financial statements, records and books (1) relative to Transcat and its business and an investment in Transcat, and (2) necessary to verify the accuracy of any information furnished to Selling Shareholder, including, but not limited to, the risk factors set forth in Transcat’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008.
               (iii) Selling Shareholder’s financial condition is such that it can afford to bear the economic risk of holding the Stock Merger Consideration for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of his investment in the Stock Merger Consideration.
               (iv) Selling Shareholder is an “accredited investor” as defined in Rule 501 under the Securities Act.
               (v) Selling Shareholder has been advised that (A) the Stock Merger Consideration has not been registered under the Securities Act or other applicable securities laws, (B) the Selling Shareholder must continue to bear the economic risk of the investment in the Stock Merger Consideration unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (C) when and if the Stock Merger

Consideration may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and (D) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act.
               (vi) Selling Shareholder acknowledges that Transcat and its advisors will rely on the representations and warranties of Selling Shareholder contained in this Section for purposes of determining whether the issuance of the Stock Merger Consideration is exempt from registration under the Securities Act and other applicable securities laws.
               (vii) Selling Shareholder is a resident of the State of Oregon.
     4.27 Full Disclosure.
               (i) All documents and other papers delivered by or on behalf of the Selling Shareholder or Westcon in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Selling Shareholder or Westcon contained in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading in any material respect.
               (ii) All due diligence materials (“Due Diligence”) provided to Transcat by Selling Shareholder or Westcon were complete, truthful and accurate in all material respects. No representation or warranty of any Selling Shareholder or Westcon in the Due Diligence contains any material untrue statement or omits to state a material fact necessary in contained order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.
               (iii) Except as described in this Agreement, there is no fact known to the Selling Shareholder or Westcon (other than general economic or industry conditions) which Materially Adversely Affects or, so far as the Selling Shareholder or Westcon can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of Westcon as presently conducted.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF TRANSCAT
     Transcat represents and warrants to Westcon as follows:
     5.1 Organization, Standing and Power.
     Transcat is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon. Each of Transcat and Merger Sub has all

requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.2 Authority; Binding Effect.
     Each of Transcat and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Transcat and Merger Sub. This Agreement has been duly executed and delivered by each of Transcat and Merger Sub and, assuming the due execution and delivery hereof by Westcon, constitutes the valid and binding obligation of each of Transcat and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote of any security holder of Transcat is required in connection with the execution and delivery of this Agreement by Transcat or Merger Sub or the consummation of the transactions contemplated by this Agreement. Transcat has adopted this Agreement as the sole stockholder of Merger Sub.
     5.3 No Conflict.
     The execution and delivery of this Agreement by each of Transcat and Merger Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Transcat or of Merger Sub; (b) any material Contract applicable to Transcat, Merger Sub or any of their respective assets; or (c) any Law applicable to Transcat, Merger Sub or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any material adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Transcat or Merger Sub in connection with the execution and delivery of this Agreement by Transcat or Merger Sub or the consummation by each of Transcat and Merger Sub of the transactions contemplated hereby, except for: (i) filings and notices required under Competition Laws; (ii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; (iii) the filing with Nasdaq (iii) the filing by the Secretary of State of the State of Oregon contemplated by Section 2.1; and (v) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect.

     5.4 Transcat SEC Documents.
     Transcat has made available to Westcon a true, correct and complete copy of Transcat’s Annual Report on Form 10-K for the year ended March 29, 2008, quarterly reports on Form 10-Q for the quarters ended December 27, 2007, September 29, 2007 and June 30, 2007, current reports on Form 8-K filed since March 31, 2007, and definitive proxy statement for the annual meeting of stockholders of Transcat held on August 21, 2007, in each case including all amendments thereof and all as filed by Transcat with the SEC (collectively, the “Transcat SEC Documents”). As of their respective dates, the Transcat SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the Transcat SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Transcat included in the Transcat SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Transcat and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.
     5.5 Capital Structure, Merger Consideration.
          (a) The authorized capital stock of Transcat consists of 30,000,000 shares of Transcat Common Stock.
          (b) The Transcat Common Stock constituting the Stock Merger Consideration has been duly authorized and, if and when issued and delivered against receipt of the Exchanged Shares pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not issued in Violation of any preemptive rights.
          (c) Transcat will have at Closing sufficient cash equivalents to pay the Cash Merger Consideration and its costs related to this Agreement and the transactions contemplated hereby.
          (d) Except as described in this Agreement or in the Transcat SEC Documents, there is no fact known to Transcat (other than general economic or industry conditions or other such conditions as may be outlined in the Transcat SEC Documents) which so far as Transcat can reasonably foresee, materially threatens, value of the Merger Consideration, the assets, business, prospects, financial condition or results of operations of Trascat as presently conducted.
     5.6 Litigation.
     Except as disclosed in the Transcat SEC Documents, there is no Claim pending or threatened against or affecting Transcat or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Transcat or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have an adverse effect on the consummation of the Merger or a Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Transcat or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have any such effect.
     5.7 Brokers or Finders.
     No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
ARTICLE 6.
COVENANTS OF TRANSCAT
     6.1 Stock Exchange Listing.
     In the event that the Merger Consideration is the Stock Merger Consideration, prior to the Closing Date, Transcat will use commercially reasonable efforts to cause the shares of Transcat Common Stock to be issued in the Merger, and those required to be reserved for issuance, to be listed on the Nasdaq.
ARTICLE 7.
ADDITIONAL COVENANTS OF EACH PARTY
     7.1 Additional Agreements; Commercially Reasonable Efforts.
     Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, subject to Shareholder Approval, including cooperating fully with the other parties, providing information, making all necessary filings and giving all necessary notices in connection with, among other things, Competition Laws, the Securities Act, the Exchange Act and state securities Laws. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, each party will reasonably cooperate to take all such necessary action.
     7.2 Expenses.

     Transcat and Westcon will each bear its respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the Merger is consummated.
     7.3 Other Actions.
     Neither Westcon nor Transcat will, knowingly take any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as of the date made or any of the conditions to the Merger set forth in Article 8 not to be satisfied. Prior to the Effective Time, each of the parties will use commercially reasonable efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 8 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to insure a smooth transition of control of the Business; and (c) assist one another in obtaining any consents required or desirable from any Person to effect the consummation of the transactions contemplated hereby.
     7.4 Confidentiality.
     Transcat and Merger Sub (treated as one party for this purpose) and Westcon (each, the "Receiving Party”) will, and will use commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the “Disclosing Party”), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other Laws; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the written advice of the Receiving Party’s counsel, is required, and the Receiving Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates. The Receiving Party will not otherwise disclose Confidential Information to any Person, except with the consent of the Disclosing Party. In the event that the Merger is not consummated, the Receiving Party will promptly return all Confidential Information to the Disclosing Party. For the purposes hereof, “Confidential Information” means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential. The Receiving Party recognizes that any breach of the provisions of this Section would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.
     7.5 Publicity.
     Neither Westcon nor Selling Shareholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Transcat. In addition, Westcon and Selling Shareholder covenant and agree to cooperate with Transcat in connection with the preparation and making of any public disclosure by Transcat which Transcat elects to or is required to make by applicable Law or any listing or trading requirement concerning Transcat’s publicly-traded securities.
     7.6 Cooperation in Preparation of Audited Financial Statements and SEC Reports.
     Westcon will cause its accounting firm to cooperate with Transcat and its independent public accounting firm in the preparation of audited financial statements required to be prepared and filed pursuant to the regulations promulgated under the Exchange Act. Westcon and Selling Shareholder agree to cooperate with Transcat in the preparation of all filings with the SEC in connection with this Agreement and the consummation of the Merger.
     7.7 Restrictions on Certain Activities.
          (a) Selling Shareholder shall not, during the period of time in which he is employed by Transcat or any Subsidiary of Transcat and for a period of five (5) years after the termination of his employment (for whatever reason), anywhere in the United States, Canada or Mexico, directly or indirectly, as a partner, joint venturer, investor, lender, manager, licensor, manufacturer, retailer or otherwise, engage in any business that engages in any activity which is competitive with the Business or the businesses operated by Transcat or its Subsidiaries, or own stock or otherwise have an ownership interest in any person, corporation, firm, partnership or other entity engaged in any such business.
          (b) Selling Shareholder will not, during the period of time in which he is employed by Transcat or any Subsidiary of Transcat and for a period of five (5) years after the termination of his employment (for whatever reason), hire or offer to hire (as an employee, independent contractor or otherwise) any person who on the date hereof is a director, officer or employee of Transcat or any of its Subsidiaries, including Merger Sub.
          (c) Selling Shareholder agrees that a violation of Section 7.7(a) or 7.7(b) will cause irreparable injury to Transcat and Merger Sub, and Transcat and Merger will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Selling Shareholder, as the case may be, from doing or continuing to do any such act and any other violations or threatened violations of Section 7.7 hereof without the necessity of posting a bond or undertaking.
          (d) Selling Shareholder agrees that a violation of this Section 7.7 will cause irreparable injury to Transcat and Merger Sub, and Transcat and Merger Sub will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for and have issued an injunction enjoining and restraining Selling Shareholder from doing or continuing to do any such act and any other violations or threatened violations of this Section 7.7. Selling Shareholder acknowledges and agrees that the covenants set forth in this Section 7.7 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 7.7(d), any of the provisions of this Section 7.7 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
          (e) Notwithstanding any contrary provision contained in this Agreement, the restrictions set forth in this Section shall expire upon any failure of Transcat or Merger Sub to pay any undisputed amount under this Agreement or the Earn Out Agreement, which failure is not cured within fifteen (15) days after written notice of such non-payment by Selling Shareholder. Selling Shareholder acknowledges and agrees that exercise of Transcat’s and Merger Sub’s rights under Section 9.6 of this Agreement shall not be deemed a failure to make payment to Selling Shareholder and the terms of this Section shall not expire upon the exercise of such rights.
ARTICLE 8.
CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS
     8.1 Conditions to Each Party’s Obligation to Effect the Merger.
     The respective obligations of Westcon, Transcat and Merger Sub to effect the Merger are subject to the satisfaction prior to the Closing Date of each of the following conditions:
          (a) Nasdaq Listing. The shares of Transcat Common Stock issuable to Selling Shareholder in the Merger will have been authorized for listing on the Nasdaq upon official notice of issuance.
          (b) Governmental Approvals. Other than the filing provided for by Section 2.1, all licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would materially delay, prevent or hinder the consummation of the Merger, will have occurred, been filed or been obtained, including any authorizations, filings or notices required under Competition Laws; and, in the event that the Merger Consideration is the Stock Merger Consideration, Transcat will have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Transcat Common Stock in exchange for the Westcon Common Stock and to consummate the Merger.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or Law issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing the consummation of the Merger will be in effect.
     8.2 Conditions to Obligations of Transcat and Merger Sub.
     The obligations of Transcat and Merger Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived by Transcat:
          (a) Representations and Warranties. The representations and warranties of Westcon set forth in this Agreement will be true and correct in all respects (without regard to any qualifications as to materiality or a Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date (it being understood that for purposes of determining the accuracy of such representations or warranties, any updates or amendments to the Westcon Disclosure Schedules not made in accordance with the provisions of Section 11.3 will be disregarded); and Transcat will have received a certificate to such effect signed on behalf of Westcon by its Certifying Officers.
          (b) Performance of Obligations of Westcon. Westcon will have performed in all respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transcat will have received a certificate to such effect signed on behalf of Westcon by its Certifying Officers.
          (c) No Material Adverse Effect. Between the date hereof and the Closing Date, there will not have occurred or been discovered one or more events or conditions which have, or which may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Transcat will have received a certificate to such effect signed on behalf of Westcon by its Certifying Officers.
          (d) No Amendments to Resolutions. The board of directors of Westcon will not have amended, modified, rescinded or repealed the resolutions heretofore adopted by the board of directors which approve this Agreement, the consummation of the Merger and the performance of all of Westcon’s and the board of directors’ obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Transcat will have received a certificate to such effect signed on behalf of Westcon by its Certifying Officers.
          (e) Certificates of Incorporation. With respect to Westcon, Transcat will have received a copy, certified as of a date reasonably proximate to the Closing Date by the Secretary of State (or other appropriate Governmental Entity) of its jurisdiction of organization, of its complete certificate of incorporation (or similar organizational document), including all amendments to date.

          (f) Consents Under Agreements. Westcon will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Westcon under any Intellectual Property or Contract.
          (g) Termination of Existing Lease Agreement; New Lease Agreement. Selling Shareholder, Jan M. Goodhead and Westcon shall have executed and delivered a termination agreement for the Lease of the commercial real estate located at 14058 and 14050 S.W. Milton Court, Portland, Oregon among Westcon, Selling Shareholder and Jan. M. Goodhead dated March 1, 2006 in the form attached hereto as Exhibit B. In addition, Selling Shareholder, Jan M. Goodhead and Merger Sub shall have executed and delivered a lease agreement substantially in the form attached hereto as Exhibit C.
          (h) Earn-Out Agreement. Transcat and Selling Shareholder will have executed and delivered the Earn-Out Agreement in substantially the same form as Exhibit D.
          (i) Westcon Debt Payoff Letter. Westcon shall deliver to Transcat, no less than three (3) days prior to Closing, the Pay-Off Letter for all Westcon Debt in a form satisfactory to Transcat.
          (j) Termination of Employee Plans and 401(k) Plan. Westcon shall have delivered resolutions of its Board of Directors terminating the 401(k) Plan and any other Employee Plan intended to be qualified under Code Section 401(a) or 403(a) and provide Transcat with written evidence of such termination in a form satisfactory to Transcat.
         (k) Other Closing Deliveries. Transcat will have received the following:
               (i) reasonable evidence of satisfaction of the covenants contained in Article 6;
               (ii) duly executed resignations of all directors and officers of Westcon (in those capacities and not as employees), except to the extent the same is not permitted by non-U.S. Law or custom; and
               (iii) certificates of good standing as of a date reasonably proximate to the Closing Date with respect to Westcon from the respective Secretaries of State (or other appropriate Governmental Entities) of its jurisdiction of organization and each other jurisdiction listed in Section 4.1 of the Westcon Disclosure Schedules.
     8.3 Conditions to Obligations of Westcon.
     The obligation of Westcon to effect the Merger is subject to the satisfaction of the following additional conditions, unless waived by Westcon:
          (a) Representations and Warranties. The representations and warranties of Transcat set forth in this Agreement that are qualified as to materiality or a Material Adverse Effect will be true and correct, and those that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date; and Westcon will have received a certificate to such effect signed on behalf of Transcat by its Certifying Officer.
          (b) Performance of Obligations of Transcat and Merger Sub. Transcat and Merger Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Westcon will have received a certificate to such effect signed on behalf of Transcat by its Certifying Officer.
ARTICLE 9.
INDEMNIFICATION
     9.1 Survival.
     The representations and warranties in this Agreement (other than the representations and warranties contained in Sections 4.1 (Organization, Standing and Power), 4.2 (Capital Structure) (Authority; Binding Effect), 4.8 (Assets; Title; Absence of Liens and Encumbrances), 4.10 (Intellectual Property), 4.13 (Environmental Matters), 4.14 (Employee Plans), 4.15 (Employment Matters), 4.19 (Tax Matters), 4.27 (Investment Representations), 4.28 (Full Disclosure), 5.1 (Organization, Standing and Power) and 5.2 (Authority; Binding Effect) (collectively, the “Surviving Representations and Warranties”) which shall survive the Closing indefinitely) shall survive the Closing until the eighteen (18) month anniversary of the Closing, at which time they shall terminate; provided that a claim based on the Surviving Representations and Warranties, any claim based on fraud by Selling Shareholder or Westcon in connection with this Agreement or any other agreements delivered in connection herewith and any claim based on fraud by Transcat or Merger Sub in connection with this Agreement shall survive the Closing indefinitely, subject to any applicable statute of limitations. Notwithstanding the foregoing, if prior to the stated expiration of any representation and warranty there shall have been given notice of an indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such noticed claim notwithstanding such expiration.
     9.2 Indemnification by Westcon and Selling Shareholder.
     From and after the Closing Date, Westcon and Selling Shareholder shall jointly and severally indemnify, save and hold harmless Transcat and Merger Sub, and their respective directors, officers and stockholders and Representatives, or any of them (collectively, “Transcat Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):
          (a) the inaccuracy in or breach of any representation or warranty of Westcon or Selling Shareholder contained in Article 4 or any certificate delivered by Westcon or Selling Shareholder to Transcat and Merger Sub in connection with this Agreement;

          (b) any failure to perform or observe or any breach of any covenant or agreement made by Westcon or Selling Shareholder or any of their respective Affiliates in this Agreement or any other agreement delivered by Westcon or Selling Shareholder; and
          (c) any undisclosed Liability of Westcon or Selling Shareholder.
     9.3 Indemnification by Transcat.
     From and after the Closing Date, Transcat shall indemnify, save and hold harmless Selling Shareholder and his heirs and beneficiaries (collectively, “Selling Shareholder Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):
          (a) the inaccuracy in or breach of any representation or warranty by Transcat contained in Article 5 or any certificate delivered by Transcat in connection with this Agreement; and
          (b) any failure to perform or observe or any breach of any covenant or agreement made by Transcat or Merger Sub or any of their respective Affiliates in this Agreement.
     9.4 Notice of Claims.
     Except as provided in Section 9.5, if any Transcat Indemnitee or Selling Shareholder Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article 9, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article 9, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 9.4 shall not affect any of the Indemnified Party’s rights under this Article 9 or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.
     9.5 Opportunity to Defend Third Party Claims.
          (a) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article 9 with counsel reasonably satisfactory to the Indemnified Party so long as (i) any of the Indemnifying Parties notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the third party claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the third party claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the third party claim and fulfill their indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conduct the defense of the third party claim.
          (b) Notwithstanding the foregoing, without the prior consent of the Indemnified Party, the Indemnifying Parties shall not settle or compromise any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or (iv) involves any finding or admission of criminal liability or of any Laws.
          (c) So long as the Indemnifying Party has undertaken to conduct the defense of the third party claim in accordance with Section 9.5(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of the claim for which it is providing a defense. Notwithstanding the foregoing or Section 9.5(a), in the event that (w) any of the conditions in Section 9.5(a)(i) is or becomes unsatisfied or; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party notifies the Indemnified Party of its intent to defend against the Asserted Liability; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against the third party claim in any manner it may deem appropriate and, the Indemnifying Parties will be responsible for the Indemnified Party’s costs of defending against the third party claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Parties will remain responsible for the entirety of the Losses the Indemnified Party may suffer resulting from, arising out of or caused by the third party claim.
     9.6 Recoupment From Cash Merger Consideration.

     Any indemnification to which a Transcat Indemnified Party is entitled under this Agreement as a result of any Losses it may suffer shall first be made as a payment to such Transcat Indemnified Party from the next payment of Merger Cash Consideration to be made to the Selling Shareholder hereunder, which shall reduce such Merger Cash Consideration payments accordingly until such Losses are indemnified in full. To the extent that the aggregate amount of such indemnification exceeds the future Merger Cash Consideration payments to be received by the Selling Shareholder, the Transcat Indemnified Party(ies) may reduce the amount, if any due owing, to Selling Shareholder under the Earn-Out Agreement. To the extent that the aggregate amount of such indemnification exceeds both the future Merger Cash Consideration payments and the amounts under the Earn-Out Agreement, may recoup such unpaid Losses from the Selling Shareholder directly. Any indemnification payment or set-off against the Merger Consideration made pursuant to this Article 9 shall be treated, to the extent permitted or required by Laws, by all Parties as an adjustment to the Purchase Price.
ARTICLE 10.
TERMINATION
     10.1 Termination.
     This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval:
          (a) by mutual consent of Selling Shareholder and Transcat;
          (b) by Transcat, upon notice to Selling Shareholder, if (without any breach by Transcat of any of its obligations hereunder) compliance with any condition set forth in Sections 8.1 or 8.2 becomes impossible, and such failure of compliance is not waived by Transcat;
          (c) by Westcon, upon notice to Transcat, if (without any breach by Westcon of any of its obligations hereunder) compliance with any condition set forth in Sections 8.1 or 8.3 becomes impossible, and such failure of compliance is not waived by Westcon;
          (d) by Transcat or by Westcon, upon notice to the other, at any time after                      if Closing has not occurred by that date (except that the right to terminate under this Section 10.1(d) will not be available to any party whose failure to perform its obligations hereunder has been the cause of the failure of Closing to occur by such date); or
          (e) by Transcat, upon notice to Selling Shareholder in the event the Selling Shareholder or Westcon breaches any representation, warranty, or covenant contained in this Agreement in any respect, Transcat has notified the Selling Shareholder of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.
     10.2 Effect of Termination.
     In the event of termination of this Agreement by any party, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of Transcat, Merger Sub, Westcon or any of their respective officers or directors to any other party hereto, except (a) as otherwise provided by Section 9.3, and (b) in the case of willful material breach of this Agreement.
ARTICLE 11. IN GENERAL
     11.1 Amendment; Waiver.
     This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.
     11.2 Notices.
     Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), or mailed, freight prepaid, by internationally recognized overnight courier (with receipt confirmed) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):
          (a) if to Westcon prior to the Effective Time, to:
Westcon, Inc.
14058 SW Milton Court
Portland, Oregon 97224
Attention: David Goodhead
Fax: 508-598-4545
          with a copy (which will not constitute notice) to:
Kivel & Howard, LLP
111 SW Fifth Avenue, Suite 1775
Portland, Oregon 97204
Attention: Scott Howard
Fax: 503-802-4757
          (b) if to Transcat or Merger Sub, or to the Surviving Corporation after the Effective Time, to:
c/o Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Chief Executive Officer, President and Chief Operating Officer
Fax: 585-352-7788

          and to:
Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Chief Executive Officer
Fax: 585-352-7788
          with a copy (which will not constitute notice) to:
Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Attention: James M. Jenkins
Fax: (585) 232-2152
     11.3 Westcon Disclosure Schedules and Other Instruments.
     The Westcon Disclosure Schedules, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth in the Westcon Disclosure Schedules or in any certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The Westcon Disclosure Schedules may not be amended or updated after the date of its delivery, except by the written agreement of Transcat.
     11.4 Inferences.
     Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     11.5 Governing Law; Jurisdiction and Venue.
     This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Supreme Court of and for the County of Monroe, State of New York. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. Each Party hereby waives the right to a trial by jury.

     11.6 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct wholly-owned Subsidiary of Transcat.
     11.7 Benefit.
     Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.
     11.8 Entire Agreement; Rights of Ownership.
     This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties acknowledge that no party or other Person will have the right to acquire or will be deemed to have acquired shares of the capital stock of any other party pursuant to the Merger until the Effective Time.
     11.9 Headings.
     The heading references herein and the tables and indexes hereto are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
     11.10 Counterparts.
     This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.
     11.11 Independent Counsel. The parties covenant and agree that they have carefully read this Agreement, know its contents, and freely and voluntarily agree to all of its terms and conditions. Each party acknowledges that it has had the opportunity to engage independent legal counsel of its choice throughout all the negotiations that preceded the execution of this Agreement, and each party acknowledges that it was given the opportunity to seek the consent and advice of independent legal counsel prior to the execution of this Agreement and consummation of the transactions contemplated herein. Each party shall bear its own legal fees incurred as a result of the preparation, review and negotiation of this Agreement.
     11.12 Cooperation Following the Closing. Following the Closing, each party hereto shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for in this

Agreement, to accomplish the purpose of this Agreement or to assure to any other party hereto the benefits of this Agreement.
[signature page follows]

     In Witness Whereof, each of Transcat, Merger Sub, Westcon and Selling Shareholder have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TRANSCAT, INC.
By:	/s/ Charles P. Hadeed
	Name:	Charles P. Hadeed
	Title:	President, Chief Executive Officer and Chief Operating Officer

TRANSCAT ACQUISITION CORP.
By:	/s/ Charles P. Hadeed
	Name:	Charles P. Hadeed
	Title:	President, Chief Executive Officer and Chief Operating Officer

WESTCON, INC.
By:	/s/ David D. Goodhead
	Name:	David D. Goodhead
	Title:	President

/s/ David D. Goodhead
DAVID GOODHEAD,
Sole Shareholder of Westcon, Inc.